EXHIBIT 10.20

STOCK OPTION AGREEMENT
under the
CITI TRENDS 2005 LONG-TERM INCENTIVE PLAN

THIS STOCK OPTION AGREEMENT is made this     day of         , 200   by and between the grantee,              (the “Participant”) and Citi Trends, a Delaware corporation (the “Company”), pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement. On this day, in accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Stock Option Agreement (this “Agreement”), the Company hereby grants the following option to purchase Common Stock of the Company:

Total Number of Shares Granted:
Type of Option (ISO/NSO):	NSO
Exercise Price:	$
Date of Grant:
Expiration Date:

1.               Date Exercisable.  This option may be exercised with respect to the first 25% of the Shares subject to this option when the Participant completes 12 months of continuous Service after the Date of Grant.  This option may be exercised with respect to an additional 25% of the Shares subject to this option when the Participant completes each year of continuous Service thereafter, and will be fully vested 48 months after the Date of Grant.

2.               Term and Expiration.

(a)                                  Basic Term.  This option shall in any event expire on the Expiration Date set forth in this Agreement, which date is 10 years after the Date of Grant (not more than five years after the Date of Grant if this option is designated as an ISO).

(b)                                 Termination of Service (Except by Death).  If the Participant’s Service terminates for any reason other than death, then this option shall expire on the earliest of the following events:

(1)                                  The expiration date determined pursuant to Subsection (a) above;

(2)                                  The date three months after the termination of the Participant’s Service for any reason other than Disability; or

(3)                                  The date twelve months after the termination of the Participant’s Service by reason of Disability.

(c)                                  Death of the Participant.  If the Participant dies while in Service, then this option shall expire on the earlier of the following dates:

(1)                                  The expiration date determined pursuant to Subsection (a) above; or

(2)                                  The date twelve months after the Participant’s death.

All or part of this option may be exercised at any time before its expiration under the preceding sentence by the executors or administrators of the Participant’s estate or by any person who has acquired this option directly from the Participant by beneficiary designation, bequest or inheritance, but only to the extent that this option had become exercisable before the Participant’s death.  When the Participant dies, this option shall expire immediately with respect to the number of Shares for which this option is not yet exercisable.

(d)                                 Leaves of Absence.  For any purpose under this Agreement, Service shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(e)                                  Notice Concerning ISO Treatment.  If this option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent it is exercised (i) more than three months after the date the Participant ceases to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (ii) more than twelve months after the date the Participant ceases to be an Employee by reason of such permanent and total disability or (iii) after the Participant has been on a leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or by contract.

3.               Issuance of Certificates; Tax Withholding. You shall satisfy any federal, state and local tax withholding obligation relating to the payment of the Shares earned by hereby authorizing the Company to withhold from the shares of the Common Stock otherwise issuable to you as a result of the vesting or the payment of the Shares earned a number of shares having a fair market value less than or equal to the amount of the Company’s required minimum statutory withholding. Any shares of Common Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the Plan. In addition, you shall take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 3. No certificates representing the shares of Common Stock shall be delivered to you unless and until you have paid to the Company the full amount of all federal, state and local tax withholding or other employment taxes applicable to you resulting from the payment of the Shares earned.

4.               No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

5.               Plan. This Agreement is subject to all the provisions of the Plan and its provisions are hereby made a part of this Agreement, including without limitation the provisions of Section 18 of the Plan (relating to adjustments upon changes in the Company’s Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. Notwithstanding any provision of this Agreement to the contrary, any earned Shares paid in cash rather than shares of Common Stock shall not be deemed to have been issued by the Company for any purpose under the Plan.

6.               Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Georgia, without regard to conflicts of law provisions thereof.

Very truly yours,
CITI TRENDS

By

Name:	Ed Anderson

Title:	CEO

Accepted and Agreed,

This       day of              , 200 .

By:

Name:

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